MDU Resources Announces Purchase of Big Horn Basin
Oil and Natural Gas Production Assets

BISMARCK, N.D. - May 1, 2006 - MDU Resources Group, Inc. (NYSE:MDU) announced that its indirect wholly owned subsidiary, Fidelity Exploration & Production Company (Fidelity), has closed on the acquisition of oil and natural gas properties located in the Big Horn Basin of Wyoming.

In total, Fidelity acquired 51 billion cubic feet equivalent (Bcfe) of proven reserves of which 45 percent is oil, 44 percent natural gas, and 11 percent natural gas liquids. In addition, over 75 Bcfe of estimated probable and possible reserves are associated with the acquired properties. The purchase price for these properties is approximately $88.5 million, or $1.74 per thousand cubic feet equivalent of proven reserves, subject to accounting and purchase price adjustments customary for oil and natural gas acquisitions of this type. A portion of the purchase price is attributable to the substantial value associated with the estimated 75 Bcfe of probable and possible reserves identified with these properties. Additional future consideration may be paid to the seller if certain production targets are met.

“This acquisition increases Fidelity’s operated asset base in the Rocky Mountain region and provides additional diversity to its proven reserve mix by adding long-term oil and natural gas reserves and new producing formations,” said Martin A. White, chairman of the board and chief executive officer of MDU Resources. White added that the location of these assets will allow for vertical integration with the company’s interstate natural gas pipelines and energy-related management services creating additional value potential from the acquisition. “These high-quality, concentrated proven reserves, combined with the probable and possible reserve upside, have long-term development and exploitation potential that fit very well into our existing operations and strategic direction.”

Fidelity will operate the new assets which are expected to be accretive to earnings per share. The closing date of the acquisition was May 1, 2006, with an effective date of March 1, 2006.

The information in this release includes certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. The forward-looking statements contained in this release, including statements by the chairman of the board and chief executive officer of MDU Resources and those with respect to the anticipated effect of the transaction upon earnings per share, are expressed in good faith and are believed by the company to have a reasonable basis. Nonetheless, actual results may differ materially from the projected results expressed in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include the ability to effectively integrate the acquired properties; fluctuations in natural gas and crude oil prices; fluctuations in commodity price basis differentials; drilling successes in natural gas and oil operations; the timely receipt of necessary permits and approvals; the ability to contract for or to secure necessary drilling rig contracts and to retain employees to drill for and develop reserves; other risks incidental to the operation of natural gas and oil wells; and the effects on operations of extensive environmental laws and regulations. For a discussion of other important factors that could cause actual results to differ materially from those expressed in the forward-looking statements, refer to Item 1A - Risk Factors in MDU Resources’ most recent Form 10-K and to the company’s April 24, 2006, Form 8-K.

MDU Resources Group, Inc., a member of the S&P MidCap 400 index, provides value-added natural resource products and related services that are essential to energy and transportation infrastructure. MDU Resources includes natural gas and oil production, construction materials and mining, domestic and international independent power production, natural gas pipelines and energy services, electric and natural gas utilities, and construction services. For more information about MDU Resources, see the company’s Web site at www.mdu.com or contact the Investor Relations Department at investor@mduresources.com.

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Contacts:

Financial:
Vernon A. Raile, executive vice president, treasurer and chief financial officer, (701) 530-1003
Phyllis A. Rittenbach, director of investor relations, (701) 530-1057

Media:
Tim Rasmussen, public relations manager, (701) 530-1069